August 4, 2004

U.S. Can Corporation
700 East Butterfield Road, Suite 250
Lombard, Illinois 60148

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and
Exchange Commission for the quarter ended July 4, 2004, of the facts relating to the change in the method of accounting for inventory from the last-in, first-out method (LIFO) to the first-in, first-out method (FIFO). We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of U.S. Can Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of U.S. Can Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003.

Yours truly,

Deloitte & Touche LLP